                                                                                                                        Exhibit 99.1

                                                     MEDIMMUNE ANNOUNCES PROPOSED
                                                $500 MILLION CONVERTIBLE NOTES OFFERING

GAITHERSBURG, MD, July 9, 2003 - MedImmune, Inc. (Nasdaq: MEDI) today announced that it is offering a new issue of $500 million of
Convertible Notes due 2023. These notes will be convertible into MedImmune, Inc. common stock at a price to be determined.

MedImmune  intends to use up to $150  million of the proceeds  from the sale of the notes to  repurchase  outstanding  shares of its common stock in transactions negotiated concurrently with the offering of the notes. MedImmune intends to use the balance of the net proceeds for other general  corporate  purposes,  which may include the repurchase of its common stock from time to time on the open market or in  privately  negotiated  transactions,  pre-funding  of the  retirement  of  existing  debt  obligations,  and  possible acquisitions or other external growth opportunities.

The notes will be issued in a private placement and are expected to be resold by the initial  purchasers to qualified  institutional buyers under Rule 144A of the Securities Act of 1933. The notes and the shares of common stock issuable upon conversion of the notes have not been registered  under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United
States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes or the underlying common stock.

This announcement may contain,  in addition to historical  information,  certain  forward-looking  statements that involve risks and uncertainties.  Such  statements  with respect to MedImmune  reflect the current views of  MedImmune's  management  and are based on certain assumptions.  Actual results for MedImmune could differ materially from those currently  anticipated as a result of a number of factors,  including risks and uncertainties  discussed in MedImmune's filings with the U.S.  Securities and Exchange  Commission.
MedImmune is developing  several products for potential future  marketing.  There can be no assurance that such development  efforts will succeed,  that such  products will receive  required  regulatory  clearance or that,  even if such  regulatory  clearance  were received, such products would ultimately achieve commercial success.